January 8, 2008

AMENDMENT TO DECEMBER 24, 2008 PROMISSORY NOTE

     FOR VALUE RECEIVED, the undersigned, Ecology Coatings, Inc., a Nevada corporation (the “The Maker”), amends the December 24, 2008 Promissory Note payable to the order of Seven Industries, Ltd. (the “Holder”), the principal amount of Twenty Thousand and 00/100 dollars ($20,000.00) (“Promissory Note”), together with interest thereon as provided below.

1.	Section 3, Maturity. Section 3 of the Promissory Note is hereby amended as follows:

1.	All of the outstanding principal and interest shall be payable within fifteen (15) days following receipt of a written payment demand from the Holder.

2.	Section 4, Pre-Payment Demand. Section 4 of the Promissory Note is hereby amended as follows:

If at any time the Maker completes an underwritten public offering of its common stock or other form of security convertible into common stock pursuant to an effective registration statement under the
Securities Act of 1933 (the “Act”), as amended, or managed private offering exempt from registration under Section 4(2) of the Act and Regulation D promulgated thereunder (collectively, a “New Offering”) which results in proceeds received by the Maker net of underwriting discounts and commissions, of at least One Million and 00/100 dollars ($1,000,000.00) (a “Pre-Payment Event”), then at the sole and absolute discretion of the Holder, and upon written demand to the Maker (the “Pre-Payment Notice”), all amounts owed under this Note shall become due and payable within fifteen (15) days following Maker’s receipt of the Pre-Payment Notice.

3.	Section 6, Conversion into Common Stock. Section 6 of the Promissory Note is hereby amended as follows:

If the Maker completes a New Offering, the Maker shall give the Holder the option to convert this Note, in whole or in part, into Common Stock of the Maker based on a conversion price equal to the lower of: (a) the closing bid price per share of the Common Stock on the date first above written as reported on the Over-The-Counter Bulletin Board, or if there is not such price on the Effective Date, then the last bid price on the date nearest preceding the date first above written, or; (b) the average price at which the Maker sells its Common Stock in the New Offering (the “Conversion Price”)(the “Conversion Shares”).

4.	Section 12, Events of Default. Section 12 of the Promissory Note is hereby amended as follows:

Any of the following events shall constitute an “Event of Default” hereunder:

a.	Failure by the Maker to pay the principal or Interest, if any, of this Note when due and payable.

b.
The entry of an order for relief under Federal Bankruptcy Code as to the Maker or approving a petition in reorganization or other similar relief under bankruptcy or similar laws in the United States of America or any other competent jurisdiction, and if such order, if involuntary, is not satisfied or withdrawn within sixty (60) days after entry thereof; or the filing of a petition by the Maker seeking any of the foregoing, or consenting thereto; or the filing of a petition to take advantage of any debtor’s act; or making a general assignment for the benefit of creditors; or admitting in writing inability to pay debts as they mature; or

c.	Failure by the Maker to pay the principal and Interest, if any, of this Note concurrent with a Pre-Payment Event; or

d.	The breach of any covenant made by the Maker in this Note.

5.	In all other respects, the terms of the December 24, 2008 Promissory Note shall remain in full force and effect.

     IN WITNESS WHEREOF, this Note has been issued as of date first written above.

MAKER:

Ecology Coatings, Inc.

/s/ Robert G. Crockett
Robert G. Crockett
Chief Executive Officer

HOLDER:

Seven Industries, Ltd.

/s/ J.B. Smith
J.B. Smith

Its: CEO
Mailing Address of Maker:

Ecology Coatings, Inc.
2701 Cambridge Court
Suite 100
Auburn Hills, MI  48326